EXHIBIT 5.1
                                                                     -----------

                        OPINION OF HUNTON & WILLIAMS LLP
                        --------------------------------

                      [Letterhead of Hunton & Williams LLP]


February 8, 2005

Board of Directors
Hersha Hospitality Trust
148 Sheraton Drive, Box A
New Cumberland, Pennsylvania 17070

                 REGISTRATION STATEMENT ON FORM S-8 RELATING TO
               HERSHA HOSPITALITY TRUST 2004 EQUITY INCENTIVE PLAN

Gentlemen:

     We have acted as counsel for Hersha Hospitality Trust., a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on or about February 8, 2005 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,500,000 common shares of beneficial interest, $0.01 par value per share, of the Company (the "Plan Shares"), issuable pursuant to the Hersha Hospitality Trust 2004 Equity Incentive Plan (the "Plan"), as referenced in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

     In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1. The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

     2. The Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any related Agreement (as defined in the Plan), will be legally issued, fully paid and nonassessable.

     We do not purport to express an opinion on any laws other than the Maryland REIT Law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein.

                              Very truly yours,

                              /s/ Hunton & Williams LLP